Exhibit 28.1


                                                FOR IMMEDIATE RELEASE
                                                APRIL 26, 2001
                                                FOR ADDITIONAL INFORMATION
                                                CONTACT:  DARRELL E. BLOCKER
                                                          SR VICE PRESIDENT, CFO
                                                          (219) 356-3311


                    NORTHEAST INDIANA BANCORP, INC. ANNOUNCES
            CASH DIVIDEND AND HOLDS SIXTH ANNUAL SHAREHOLDER MEETING

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc., (NEIB), the parent company of First Federal Savings Bank, has announced that the Corporation will pay a cash dividend of $0.11 per share for the quarter ended March 31, 2001. The dividend will be payable on May 25, 2001 to shareholders of record on May 11, 2001.

NEIB held its sixth annual shareholders' meeting April 25, 2001. The shareholders selected Stephen E. Zahn and Dan L. Stephan as directors of NEIB for a term to expire in 2004. The shareholders have ratified the appointment of Crowe, Chizek and Company, LLP to be the Company's auditors for the fiscal year ending 2001.

First Federal Savings Bank serves primarily Huntington County, Indiana through its three full service offices located in Huntington, Indiana.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana 46750 and the Company is traded on the Nasdaq National Market under the symbol "NEIB".